As filed with the Securities and Exchange Commission on December 9, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PEARSON PLC

(Exact name of Registrant as Specified in its Charter)

N/A

(Registrant’s Name for Use in English)

England and Wales	None
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

80 Strand

London, England WC2R 0RL

(Address of Principal Executive Offices)

The Pearson plc Employee Stock Purchase Plan

The Pearson Long Term Incentive Plan (2011)

The Pearson Long Term Incentive Plan (2020)

The Pearson Management Incentive Plan

Pearson Education, Inc.

221 River Street, Hoboken, NJ 07030

(201) 236 7000

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Howard Kenny

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

Fax: (212) 309-6001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Pearson plc, Ordinary Shares, nominal value of 25 pence each (1)	29,235,333 shares (2)	$8.87 (3)	$259,317,404(3)	$28,292 (3)

(1)

Under certain circumstances, shares may be issued in the form of American Depositary Shares. A registration statement on Form F-6 (File No. 333-129599) is effective with respect to the American Depositary Shares represented by American Depositary Receipts issuable on a one-for-one basis for the Pearson plc Ordinary Shares registered hereby upon deposit of such Ordinary Shares.

(2)

Covers shares under the Pearson plc Employee Stock Purchase Plan (4,334,279 shares), The Pearson Long Term Incentive Plan (2011) (3,653,263 shares), The Pearson Long Term Incentive Plan (2020) (19,305,155 shares), and the Pearson Management Incentive Plan (1,942,636 shares) (the “Plans”) and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares which may be offered and issued pursuant to the Plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the registration fee for shares to be issued pursuant to the Plans are based on the reported average of the high and low prices for the American Depositary Shares representing the Pearson plc Ordinary Shares, on the New York Stock Exchange on December 7, 2020.

-i-

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Annual Report on Form 20-F of Pearson plc (“Pearson”) for the fiscal year ended December 31, 2019 (File No. 001-16055) filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 1, 2020 is incorporated in this registration statement by reference and made a part hereof.

All documents filed by Pearson pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, and, to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC after the date of this registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such document shall not create any implication that there has been no change in the affairs of Pearson since its date thereof or that the information contained in it is current as of any time subsequent to its date. Any statement contained in such a document shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a subsequent statement contained herein or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. In addition, any statement contained in any such document shall be deemed to be superseded for the purpose of this registration statement to the extent that a discussion contained herein covering the same subject matter omits such statement. Any such statement omitted shall not be deemed to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Companies Act of 2006 (the “Act”) does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to the company. Subject to the provisions of the Act, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, Pearson’s Articles of Association provide that every director or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company, to the extent that such indemnification would not be treated as void under the Act.

Pearson has directors’ and officers’ liability insurance policies that insure directors and officers against the cost of defense, settlement or payment of claims and judgments under certain circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

4.1	Articles of Association of Pearson plc (incorporated by reference from Exhibit 1.1 to the registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019)

4.2	Specimen certificate for ordinary shares of Pearson plc, nominal value of 25 pence each (filed herewith)

4.3	Form of Second Amended and Restated Deposit Agreement among Pearson plc, The Bank of New York and all Owners and holders from time to time of American Depositary Receipts issued thereunder (incorporated by reference from Exhibit 1 to the Registration Statement on Form F-6 (No. 333-129599))

5.1	Opinion of Freshfields Bruckhaus Deringer LLP as to the validity of the Pearson plc Ordinary Shares (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP, London, England (filed herewith)

23.3	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page hereto)

99.1	The Pearson plc Employee Stock Purchase Plan, as amended (filed herewith)

99.2	The Pearson plc Long Term Incentive Plan (2011), as amended (filed herewith)

99.3	The Pearson plc Long Term Incentive Plan (2020), as amended (filed herewith)

99.4	The Pearson Management Incentive Plan, as amended (filed herewith)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

Commission by such registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England on December 9, 2020.

PEARSON PLC Registrant

By:	/s/ Sally Johnson
Sally Johnson
Chief Financial Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below constitutes and appoints each of Andy Bird and Sally Johnson his or her true and lawful attorney-in-fact and agent, with full power of substitution, and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute one or more amendments (including post-effective amendments) to this Registration Statements on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney has been signed below by the following persons in the capacities indicated as of the 9th day of December, 2020.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on December 9, 2020:

SIGNATURE	TITLE

/s/ Andy Bird, CBE
Andy Bird, CBE	Chief Executive Officer (Principal Executive Officer)
/s/ Sally Johnson
Sally Johnson	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Sidney Taurel
Sidney Taurel	Chairman

/s/ Dame Elizabeth Corley, DBE
Dame Elizabeth Corley, DBE	Director

/s/ Sherry Coutu, CBE
Sherry Coutu, CBE	Director

/s/ Vivienne Cox, CBE
Vivienne Cox, CBE	Director

/s/ Graeme Pitkethly
Graeme Pitkethly	Director

/s/ Linda Lorimer
Linda Lorimer	Director

/s/ Michael Lynton
Michael Lynton	Director

/s/ Tim Score
Tim Score	Director

/s/ Lincoln Wallen
Lincoln Wallen	Director

U.S. AUTHORIZED REPRESENTATIVE PEARSON EDUCATION, INC.

By:	/s/ Andrew Siclari
Andrew Siclari
President

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